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                                                                    EXHIBIT 99.1

CONTACT:
Justine Koenigsberg
Director, Corporate Communications
(617) 349-0271


FOR IMMEDIATE RELEASE

                  TKT COMPLETES $100 MILLION PUBLIC OFFERING OF
                                  COMMON STOCK

Cambridge, MA, July 2, 2001 -- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced the completion of its follow-on public offering, raising a total of $100,177,500. A total of 3,515,000 shares were sold at $28.50 per share, including 415,000 shares to cover overallotments. SG Cowen Securities Corporation acted as underwriter for the common stock offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Copies of the prospectus relating to this offering of common stock may be obtained from the underwriters at the Prospectus Department of SG Cowen Securities Corporation, One Financial Square, 27th Floor, New York, NY 10005, Attention: Morrin Bass.

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Niche Protein(TM) products, Gene-Activated(R) proteins, and Gene Therapy. The Company's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. TKT's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. The Company's Gene Therapy technology, known as Transkaryotic Therapy(TM), is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of chronic protein deficiency states.

Gene-Activated(R) is a registered trademark and Niche Protein(TM), TKT(TM), and Transkaryotic Therapy(TM) are trademarks of Transkaryotic Therapies, Inc.



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